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Exhibit 99.1

THE SCO GROUP ANNOUNCES STOCK BUYBACK PROGRAM

        LINDON, Utah—March 10, 2004—The SCO Group, Inc., (Nasdaq: SCOX) the owner of the UNIX® operating system and a leading provider of UNIX-based solutions, today announced that the company's board of directors has authorized management, in its discretion, to purchase up to 1.5 million shares of SCO's common stock over the next 24 months. The repurchase program is effective immediately. SCO has approximately 14.4 million shares of common stock issued and outstanding. Any repurchased shares will be held as treasury stock and will be available for general corporate purposes.

        The repurchase program will allow SCO to repurchase its shares from time to time in accordance with the requirements of the Securities and Exchange Commission on the open market, in block trades and in privately negotiated transactions, depending on market conditions and other factors.

        "This action reflects our strong belief in the fundamental value of our intellectual property and core business," said Ralph Yarro, Chairman of the Board, The SCO Group. "At current prices, we believe our stock represents an attractive investment opportunity and that this action reflects our ongoing commitment to improving long term stockholder value. We believe we will have sufficient capital resources to undertake this buyback program and continue to pursue our strategic initiatives."

Forward Looking Statements

        This press release contains forward-looking statements regarding SCO's implementation of a stock repurchase program and expectation regarding its capital resources. These forward-looking statements are subject to risks and uncertainties. These risks and uncertainties may affect the timing and amounts of stock purchases under the program and other circumstances related to repurchases under the program. Purchases under the program are subject to the discretion of management based on market conditions and other factors including the trading price of SCO's common stock, availability of stock, alternative uses of capital and SCO's financial condition. Other risks and uncertainties related to SCO's business are described in SCO's filings with the Securities and Exchange Commission.

About The SCO Group

        The SCO Group, Inc. (Nasdaq: SCOX—News) helps millions of customers in more than 82 countries to grow their businesses with UNIX business solutions. Headquartered in Lindon, Utah, SCO has a worldwide network of more than 11,000 resellers and 4,000 developers. SCO Global Services provides reliable localized support and services to all partners and customers. For more information on SCO products and services visit http://www.sco.com.

        SCO and the associated SCO logo are trademarks or registered trademarks of The SCO Group, Inc., in the U.S. and other countries. UNIX is a registered trademark of The Open Group in the United States and other countries. All other brand or product names are or may be trademarks of, and are used to identify products or services of, their respective owners.

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THE SCO GROUP ANNOUNCES STOCK BUYBACK PROGRAM